Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Second Quarter 2009 Financial and Operating Results

Q2 09 Average Production of 55,309 BOE/D Up 25% Over Q2 08 Due to Increasing Production from Bakken and EOR Projects

Bank Debt Down to $220 Million at June 30, 2009 from $570 Million at
 March 31, 2009

Company Increases Its Exploration and Development Budget to $440 Million from $398 Million

DENVER – July 29, 2009 – Whiting Petroleum Corporation (NYSE: WLL) today reported a second quarter 2009 loss of $93.2 million, or $1.83 per basic and diluted share, on total revenues of $230.2 million.  This compares to second quarter 2008 net income of $80.4 million, or $1.90 per basic and diluted share, on total revenues of $345.8 million.

As disclosed in the Company’s first quarter 2009 Form 10-Q, effective April 1, 2009, Whiting elected to de-designate all of its commodity derivative contracts that were designated as cash flow hedges as of March 31, 2009 and thereby discontinue hedge accounting prospectively.  Accordingly, beginning April 1, 2009, all of Whiting’s derivative contracts are marked-to-market with fair value gains or losses recognized immediately in earnings.  As a result of this change in accounting election and due to price increases in the NYMEX crude oil forward price curve since April 1, 2009, Whiting’s second quarter net loss includes after-tax, non-cash losses on hedging arrangements of $96.0 million, or $1.89 per share.  Without this non-cash charge, our earnings for the quarter would have been positive.

Discretionary cash flow in the second quarter of 2009 totaled $109.7 million, compared to the $216.3 million reported for the same period in 2008.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release. The decrease in discretionary cash flow and net income in the second quarter of 2009 versus the comparable 2008 period was primarily the result of a 55% decline in the Company’s wellhead oil price, including the price of natural gas liquids (NGLs), and a 69% decrease in its wellhead natural gas price.

Production in the second quarter of 2009 totaled 5.03 million barrels of oil equivalent (MMBOE), of which 3.77 MMBOE were crude oil/NGLs (75%) and 1.26 MMBOE were natural gas (25%).  The second quarter 2009 production total equates to a daily average production rate of 55,309 barrels of oil equivalent (BOE), which represents a 25% increase from the 44,200 BOE per day average rate in 2008’s second quarter. The 55,309 BOE per day average rate in the second quarter was also up 2% from the 54,320 BOE per day average rate in the first quarter of 2009.  Production increased in the second quarter of 2009 compared to the second quarter of 2008 due to successful drilling results in the prolific Bakken play as well as continued production increases from the Company’s enhanced oil recovery (EOR) projects at the Postle and North Ward Estes fields.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We are pleased with the closing of our convertible perpetual preferred stock offering as well as our participation agreement in the Sanish field.  We used the net proceeds from the offering and the Sanish field transaction to reduce a portion of our bank debt, which was down to $220 million at June 30, 2009 from $570 million at March 31, 2009.  We now have the additional financial flexibility to step up our operational activity in the first half of 2010 should commodity prices stay at their current levels.  Our objective for the balance of 2009 is to maintain our current liquidity by funding our remaining capital expenditures through discretionary cash flow.  We believe this can be accomplished by focusing our exploration and development expenditures on our Bakken play in North Dakota and on our CO2 floods at the Postle and North Ward Estes fields.  These areas are heavily weighted toward oil and are currently our highest rate-of-return projects, particularly with front month oil prices trading at approximately 18 times the price of natural gas.  Our Bakken play and two EOR projects are expected to capture nearly 100% of our capital expenditures during the remainder of the year.  Based on the performance of these projects in the second quarter, we have increased our year-over-year production growth estimate to a range of 10% to 12%, up from a previous range of 8% to 10%.  With these key projects and declining completed well and operating costs, I am optimistic about Whiting’s operational results in the second half of 2009.”

Bakken and Three Forks Development Increases Production
Whiting’s net production from the Middle Bakken formation in the Sanish and Parshall fields of Mountrail County, North Dakota averaged 15,448 BOE per day in June 2009 (after consideration of the Sanish field transaction), up 3% from the 14,930 BOE average daily rate in March 2009 and up 84% from the 8,400 BOE average daily rate in June 2008.

Whiting increased its average net production from the Sanish field in the second quarter of 2009 to 10,765 BOE per day, up 21% from the 8,890 BOE per day average in the first quarter of 2009.  Our net production from the Sanish field averaged 10,179 BOE per day in June 2009 (after consideration of the Sanish field transaction), a 200% increase from 3,400 BOE per day in June 2008.

Immediately east of the Sanish field is the Parshall field, where we own interests in 73,760 gross acres (18,315 net acres).  The Company’s net production from its interests in the Parshall field during the second quarter of 2009 averaged 5,085 BOE per day, a 5% decline from the 5,360 BOE per day average in the first quarter of 2009.  Our net production from the Parshall field averaged 5,268 BOE per day in June 2009, a 5% increase from 5,000 BOE per day in June 2008 and a 4% increase from the 5,060 BOE average daily rate in March 2009.  The principal operator of the Parshall field is EOG Resources, Inc.  In mid-June, EOG began completion operations on the first of 16 wells that had been waiting on completion.  Through July 15, 2009, 10 of these wells had been completed and placed on production.  The remaining six wells are expected to be completed over the next four weeks.  It is expected that Whiting’s net production from the Parshall field will increase in the third quarter of 2009 due to these new producers.

As of July 15, 2009, we have participated in 109 Bakken wells in Parshall, of which 98 are producing, nine are awaiting completion operations and two are being drilled.

We recently completed two prolific oil wells in the Sanish field.  During a 24-hour test of the Middle Bakken formation on June 25, 2009, the Rohde 44-1H flowed 2,250 barrels of oil and 1.7 million cubic feet (MMcf) of gas (2,528 BOE) per day.  The initial 24-hour production rate was gauged on a 32/64-inch choke with a flowing casing pressure of 1,137 pounds per square inch (psi).  Whiting drilled the Rohde 44-1H well in the central portion of the Sanish field.  Whiting, the operator of the well, holds a 43% working interest and a 35% net revenue interest in the new producer.

Approximately six miles to the south-southeast, Whiting completed the Lacey 11-12H on May 25, 2009 flowing at an initial daily rate of 2,164 barrels of oil and 1.3 MMcf of gas (2,376 BOE) per day.  The initial 24-hour production rate was gauged on a 32/64-inch choke with a flowing casing pressure of 914 psi.  Whiting, the operator of the well, holds a 42% working interest and a 35% net revenue interest in the new producer, which was drilled in the south-central portion of the field.  Both the Lacey and Rohde wells are included in the recently announced Sanish field transaction.

Whiting completed its second Three Forks well in the Sanish field.  On June 10, 2009, the Hansen 21-3H flowed 489 barrels of oil and 370 thousand cubic feet (Mcf) of gas (551 BOE) during a 24-hour test of the Three Forks formation at a vertical depth of approximately 10,800 feet.  The initial production rate was gauged on a 20/64-inch choke with a flowing casing pressure of 727 psi.  The well was fracture stimulated in 11 stages.  Whiting holds a 50% working interest and a 41% net revenue interest in the well, which was drilled on the southwestern portion of the Sanish field.  The Hansen well was also included in the Sanish field transaction.

Whiting is encouraged by the results of a recent Three Forks well drilled by Brigham Exploration Company at a location immediately north of the Sanish field.  The well, in which Whiting does not hold an interest, flowed more than 2,000 BOE per day from 20 intervals that had been fracture stimulated in the Three Forks, according to a news release issued by the company on July 14, 2009.  Whiting has six undrilled 1,280-acre spacing units immediately adjacent to this well.

From January 1, 2009 through July 15, 2009, Whiting has completed 20 new producers in the Sanish field.  As of July 15, five wells were being drilled in the field and two wells were being completed.  The Company holds interests in a total of 125,557 gross acres (70,821 net acres) in the Sanish field.

Whiting expects its 17-mile oil line connecting the Sanish field to the Enbridge pipeline in Stanley, North Dakota to be in service in the fourth quarter of 2009.  The 8-inch diameter line will have a daily capacity of approximately 65,000 barrels of oil per day.  Enbridge Inc. has announced plans to expand its oil pipeline in Mountrail County, North Dakota to a daily capacity of 161,000 barrels of oil per day from its current capacity of 110,000 barrels per day.  This expansion is expected to be completed in the first quarter of 2010.

Whiting continues to reduce its completed well cost for Bakken wells in the Sanish field.  The reduction in costs is the result of drilling and completion efficiencies which have reduced the average time from spud date to rig release to approximately 35 days from 60 days earlier in our drilling program.  The completed well cost for our most recent wells in the Sanish field are expected to range from approximately $5.0 million to $5.5 million per well, which is down from $8 million to $10 million per well when the development project was initiated.

In December 2008, Whiting completed the expansion of its Robinson Lake gas plant to an inlet capacity of 10 MMcf of gas per day from 3 MMcf of gas per day.  A new 2,000-hp electric compressor was recently installed, bringing inlet capacity to 17 MMcf of gas per day.   Two additional 2,000-hp electric compressors are expected to be installed by the end of August 2009, replacing two rental compressors, which is expected to bring the plant’s inlet compression to 21 MMcf per day.

Sanish Field Transaction
On June 4, 2009, Whiting announced an agreement with a privately held independent oil company covering twenty-five 1,280-acre units and one 640-acre unit located primarily in the western portion of the Sanish field in Mountrail County, North Dakota.  The private company agreed to pay 65% of Whiting’s net working interest completed well cost to receive 50% of Whiting’s working interest and net revenue interest in the first and second wells planned for each of the units.  Pursuant to the agreement, Whiting will remain the operator for each unit.

As of June 4, 2009, there were 18 drilled or drilling wells on the 26 units covered by the agreement and 12 more wells were planned in 2009 on these units, which would result in the private company participating on 30 wells in the Sanish field in 2009 and 21 wells thereafter.  Whiting expects to have five rigs running in the Sanish field through December 2009.  At the closing of the transaction on June 4, 2009, the private company paid Whiting $107.3 million, representing $6.4 million for acreage costs, $65.8 million for 65% of Whiting’s cost in the 18 wells drilled or drilling as of June 4, 2009 and $35.1 million for a 50% interest in Whiting’s Robinson Lake gas plant and oil and gas gathering system.  Whiting used these proceeds to repay a portion of the debt outstanding under its credit agreement.

As of June 4, 2009, there were 93 total units in Sanish field in which Whiting owned an interest.  The 26 units covered by the agreement represent 28% of these total units.  On units not covered by the agreement, Whiting owned interests in 30 producing wells on 27 Whiting-operated units and 20 producing wells on 20 non-operated units where 27 infill wells are planned under current spacing as of June 1, 2009.  Whiting also retained 18 operated and two non-operated units where 38 wells could be drilled.

As a result of the 65% for 50% cost sharing arrangement under the transaction, Whiting’s finding and development cost of all producing wells drilled under the agreement will improve by 30%.

The following table summarizes the Company’s operated and non-operated net production from the Sanish and Parshall fields in the second quarter and in June 2009:

Operated and Non-operated Bakken Net Production by Field (In BOE)
	2nd Qtr 2009			June 2009
	Parshall	Sanish	Total	Parshall	Sanish	Total
Whiting Operated	62,382	887,779	950,161	22,123	274,121	296,244
Principal Non-Operated	370,526	--	370,526	125,987	--	125,987
Other Non-Operated	29,833	91,806	121,638	9,933	31,262	41,195
	462,741	979,585	1,442,325	158,043	305,383	463,426

Daily BOE	5,085	10,765	15,850	5,268	10,179	15,448	(1)

 (1)  Our June 2009 production of 15,448 BOE per day is net of 1,713 BOE per day sold in the Sanish field transaction.

Increasing Production from EOR Projects
Production from the Postle field, located in Texas County, Oklahoma, increased 39% from a net 6,300 BOE per day in June 2008 to a net 8,734 BOE per day in June 2009.  The June 2009 average daily rate represents an 11% sequential increase over the net 7,900 BOE per day rate in March 2009.  Four of the six units in the Postle field are currently active CO2 EOR projects.  As of July 15, 2009, there were two workover rigs active in the field.

The North Ward Estes field, located in Ward and Winkler Counties, Texas, is responding positively to Whiting’s water and CO2 floods, which Whiting initiated in Phase I in May 2007.  In early March 2009, the Company began CO2 injection in Phase II.  Production from the field increased 22% from a net 5,400 BOE per day in June 2008 to a net 6,543 BOE per day in June 2009.  In this field, Whiting is developing new and reactivated wells for water and CO2 injection and production purposes.  Whiting plans to install oil, gas and water processing facilities in four phases through 2015.  We estimate that the first three phases will be substantially complete by December 2009.  As of July 15, 2009, there were 14 workover rigs active in the field.

Exploration Updates

●           Hatfield Prospect.  Whiting has drilled two wells on the Hatfield prospect, located in Carbon County, Wyoming.  The first well, the Beckman Canyon 21-24D, was a vertical well that encountered good oil shows in the Niobrara formation during drilling operations to a deeper zone.  Whiting has elected to plug back the well to test the Niobrara formation.  The Company holds a 100% working interest and an 83% net revenue interest in the well.

The second well, the Artus 19-33H, was drilled as a horizontal test of the oil-bearing Niobrara formation.  During fracture stimulation of the lateral, the frac fluids appear to have been lost in a nearby fault.  This well may be abandoned depending on completion results from the Beckman Canyon 21-24D.  Whiting holds a 100% working interest and an 80% net revenue interest in the Artus well.  The Company holds 53,164 gross (31,907 net) acres in the Hatfield prospect.

●           Hatch Point Prospect. Whiting recently completed operations on the Threemile Unit 43-18 well, a Cane Creek test, located on the Hatch Point Prospect in San Juan County, Utah.  After very good oil shows were seen in the Cane Creek formation during drilling operations, Whiting tested a 5,644-foot lateral that was fracture stimulated in 11 stages in the Cane Creek at a vertical depth of approximately 7,500 feet.  Initial testing in the toe of the lateral recovered oil at a rate of approximately 15 barrels per hour.  The well was subsequently completed in the remaining 10 frac intervals flowing at rates of 50 to 65 barrels of oil per day.  Whiting believes that the frac fluids used in the completion of the well may have reacted adversely with salt beds within the Cane Creek zone, thereby reducing production rates.  The Company anticipates redesigning its fracture stimulation for future wells at the Hatch Point prospect.  Whiting owns a 53% working interest and a 44% net revenue interest in the well and holds 41,549 gross acres (22,438 net) in the Hatch Point prospect area.

Operated Rig Count
At the height of our drilling activity in 2008, we were active with 18 operated drilling rigs and 51 operated workover rigs.  In response to lower commodity prices, we have reduced the number of operated drilling rigs to five and the number of operated workover rigs to 22 as of July 15, 2009.  We were also participating in the drilling of two non-operated wells in the Parshall field.  The breakdown of our operated rigs is as follows:

Region	Drilling	Workover
Northern Rockies
Sanish Field	5	1
Other	0	1
Central Rockies	0	2
CO2 Projects
Postle	0	2
North Ward Estes	0	14
Mid-Continent/Michigan	0	2
Totals	5	22

Currently, we expect our operated drilling rig count to remain at five rigs, and our operated workover rig count to drop to below 20 in the second half of 2009.  However, we review plans weekly and may add or subtract rigs with changes in oil and gas prices.

Public Offering of Convertible Perpetual Preferred Stock
On June 23, 2009, Whiting completed a public offering of 3,450,000 shares of 6.25% convertible perpetual preferred stock at a price of $100.00 per share to the public.  The number of shares sold included the sale of 450,000 shares pursuant to the full exercise of the underwriters’ over-allotment option.  Each share of convertible perpetual preferred stock has a liquidation preference of $100.00 per share and is convertible, at a holder’s option, initially into 2.3033 shares of Whiting’s common stock based on an initial conversion price of $43.4163 per share of Whiting’s common stock, in each case subject to adjustments. The shares of convertible preferred stock trade on the NYSE under the symbol “WLL-PA.”

Whiting received net proceeds of approximately $334.6 million, after deducting underwriting discounts and commissions and expenses of the offering.  Whiting used all of the net proceeds from the offering to repay a portion of the debt outstanding under its credit agreement.  The amounts repaid under the credit agreement are available for Whiting to reborrow in the future.

2009 Exploration and Development Budget
Our current 2009 capital budget for exploration and development expenditures is $440.0 million, which compares to the $398.3 million reported in our June 4, 2009 news release.  Of this $440.0 million, $284.2 million had been invested as of June 30, 2009.  We expect the remaining $155.8 million to be funded with net cash provided by our operating activities in the second half of 2009 based on prevailing oil and natural gas prices.

The following table shows a breakdown of our planned exploration and development expenditures for 2009:

2009 Planned Capital Expenditures (In millions)
Northern Rockies	$226.7
Central Rockies	27.2
Permian Basin	18.7
EOR Projects
North Ward Estes (1)	104.1
Postle (1)	33.3
Exploration and Early Rig Termination (2)	30.0
Total	$440.0

(1)  2009 planned capital expenditures at our CO2 projects include $36.9 million for purchased CO2 at North Ward Estes and $15.3 million for Postle CO2 purchases.
(2)  Comprised primarily of exploration salaries, $7.5 million of early rig termination fees, lease delay rentals, seismic surveys and other development costs.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2009 and 2008:

	Three Months Ended
Production	6/30/09	6/30/08	Change
Oil and condensate (MMBbls)	3.77	2.80	35%
Natural gas (Bcf)	7.58	7.34	3%
Total equivalent (MMBOE)	5.03	4.02	25%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$50.66	$113.28	(55%)
Effect of crude oil hedging (1)	(1.15)	(17.19)
Realized price	$49.51	$96.09	(48%)

Natural gas (per Mcf):
Price received	$3.08	$10.02	(69%)
Effect of natural gas hedging (1)	0.05	-
Realized price	$3.13	$10.02	(69%)

(1) Whiting realized pre-tax cash settlement losses on its crude oil and natural gas hedges of $4.0 million during the second quarter of 2009.  A summary of Whiting’s outstanding hedges is included later in this news release.

Second Quarter and First Half 2009 Costs and Margins
A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE, Except Production
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Production (MMBOE)	5.03	4.02	9.92	7.76

Sales price, net of hedging	$41.79	$85.14	$37.44	$78.08
Lease operating expense	11.44	14.29	11.95	14.58
Production tax	2.96	6.48	2.46	5.63
General & administrative	2.04	5.72	1.94	4.46
Exploration	1.23	1.45	1.90	1.83
Cash interest expense	3.00	3.52	2.84	3.63
Cash income tax expense	-	(0.21)	(0.05)	0.11
	$21.12	$53.89	$16.40	$47.84

During the second quarter, the company-wide basis differential for crude oil compared to NYMEX was $8.96 per barrel, which compared to $10.66 per barrel in the first quarter of 2009.  We expect our oil price differential to average between $8.50 and $9.50 during the remainder of 2009.  Within the Bakken, Whiting-operated production has a current differential of $9.00 per barrel.

The company-wide basis differential for natural gas compared to NYMEX in the second quarter was $0.42 per Mcf, which compared to $1.14 per Mcf in the first quarter of 2009.  We expect our natural gas price differential to average between $0.40 and $0.70 during the remainder of 2009.

Second Quarter 2009 Drilling Summary
Whiting posted a 100% success rate for the 27 gross (7.8 net) wells in which it participated during the second quarter of 2009.  The table below summarizes Whiting’s operated and non-operated drilling activity and exploration and development costs incurred for the three and six months ended June 30, 2009:

	Gross/Net Wells Completed				Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q209	27 / 7.8	0 / 0	27 / 7.8	100% / 100%	$ 107.8
6M09	75 / 30.3	0 / 0	75 / 30.3	100% / 100%	$ 284.2

Outlook for Third Quarter and Full-Year 2009
The following table provides a summary of certain estimates for the third quarter and full-year 2009 based on current forecasts, including Whiting’s full-year 2009 capital budget of $440.0 million (excluding any potential acquisition costs).

Guidance for the third quarter and full-year 2009 is as follows:

Guidance
	Third Quarter	Full-Year
	2009	2009
Production (MMBOE)	4.80 - 5.00	19.20 - 19.60
Lease operating expense per BOE	$ 11.40 - $ 11.80	$ 11.70 - $ 12.00
General and admin. expense per BOE	$ 2.30 - $ 2.50	$ 2.10 - $ 2.30
Interest expense per BOE	$ 3.20 - $ 3.40	$ 3.30 - $ 3.50
Depr., depletion and amort. per BOE	$ 19.80 - $ 20.20	$ 19.90 - $ 20.30
Prod. taxes (% of production revenue)	6.8% - 7.2%	6.6% - 7.0%
Oil Price Differentials to NYMEX per Bbl	$ 8.50 - $ 9.50	$ 9.00 - $ 10.00
Gas Price Differentials to NYMEX per Mcf	$ 0.40 - $ 0.70	$ 0.50 - $ 0.70

Oil Hedges
Whiting recently renegotiated its crude oil hedges at no cost for the years 2011, 2012 and 2013 with higher ceilings and lower floors.  The following summarizes Whiting’s crude oil hedges as of July 7, 2009:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	Forecasted PDP
Period	(Bbls per Month)	(per Bbl)	Oil Production

2009
Q3	507,497	$ 57.54 - $ 71.07	62.0%
Q4	489,190	$ 61.39 - $ 76.28	63.9%

2010
Q1	440,910	$ 60.66 - $ 76.30	61.8%
Q2	425,643	$ 63.02 - $ 81.46	62.2%
Q3	415,398	$ 60.68 - $ 78.43	62.9%
Q4	400,146	$ 60.69 - $ 79.67	62.4%

2011
Q1	369,917	$ 56.73 - $ 85.28	61.3%
Q2	369,696	$ 56.72 - $ 85.26	62.8%
Q3	369,479	$ 56.71 - $ 85.22	64.3%
Q4	369,255	$ 56.69 - $ 85.21	65.5%

2012
Q1	339,054	$ 56.39 - $ 86.95	63.5%
Q2	338,850	$ 56.38 - $ 86.93	64.7%
Q3	338,650	$ 56.37 - $ 86.89	65.9%
Q4	338,477	$ 56.36 - $ 86.88	66.9%

2013
Q1	290,000	$ 55.34 - $ 85.94	60.5%
Q2	290,000	$ 55.34 - $ 85.94	62.1%
Q3	290,000	$ 55.34 - $ 85.94	63.1%
Oct	290,000	$ 55.34 - $ 85.94	64.3%
Nov	190,000	$ 54.59 - $ 81.75	42.2%

The following summarizes Whiting Petroleum Corporation’s natural gas hedges as of July 7, 2009:

		Weighted Average	As a Percentage of
Hedge	Contracted Volume	NYMEX Price Collar Range	Forecasted PDP
Period	(MMBtu per Month)	(per MMBtu)	Gas Production

2009
Q3	46,675	$ 6.00 - $ 15.60	2.0%
Q4	44,874	$ 7.00 - $ 14.85	2.0%

2010
Q1	43,295	$ 7.00 - $ 18.65	2.1%
Q2	41,835	$ 6.00 - $ 13.20	2.1%
Q3	40,555	$ 6.00 - $ 14.00	2.2%
Q4	39,445	$ 7.00 - $ 14.20	2.2%

2011
Q1	38,139	$ 7.00 - $ 17.40	2.2%
Q2	36,954	$ 6.00 - $ 13.05	2.3%
Q3	35,855	$ 6.00 - $ 13.65	2.3%
Q4	34,554	$ 7.00 - $ 14.25	2.3%

2012
Q1	33,381	$ 7.00 - $ 15.55	2.3%
Q2	32,477	$ 6.00 - $ 13.60	2.4%
Q3	31,502	$ 6.00 - $ 14.45	2.4%
Q4	30,640	$ 7.00 - $ 13.40	2.4%

Whiting also has the following fixed-price natural gas contracts in place as of July 1, 2009:

			As a Percentage of
	Natural Gas Volumes in	2009 Contract Price (1)	Forecasted PDP
Fixed Price Contracts	MMBtu per Month	per MMBtu	Gas Production
Jul. 2009 – May 2011	23,000	$ 5.14	1.3%
Jul. 2009 – Sep. 2012	67,000	$ 4.56	3.9%

(1) Annual 4% price escalation on fixed-price contracts.

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Selected operating statistics
Production
Oil and condensate, MBbl	3,769	2,798	7,343	5,392
Natural gas, MMcf	7,582	7,344	15,472	14,234
Oil equivalents, MBOE	5,033	4,022	9,922	7,764
Average Prices
Oil, Bbl (excludes hedging)	$50.66	$113.28	$41.85	$101.88
Natural gas, Mcf (excludes hedging)	$3.08	$10.02	$3.44	$8.99
Per BOE Data
Sales price (including hedging)	$41.79	$85.14	$37.44	$78.08
Lease operating	$11.44	$14.29	$11.95	$14.58
Production taxes	$2.96	$6.48	$2.46	$5.63
Depreciation, depletion and amortization	$19.93	$13.63	$20.19	$13.56
General and administrative	$2.04	$5.72	$1.94	$4.46
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$230,158	$345,775	$393,997	$609,825
Total costs and expenses	$375,394	$217,911	$609,036	$383,179
Net income (loss)	$(93,163)	$80,449	$(136,922)	$142,763
Net income (loss) per common share, basic	$(1.83)	$1.90	$(2.78)	$3.38
Net income (loss) per common share, diluted	$(1.83)	$1.90	$(2.78)	$3.37

Average shares outstanding, basic	50,842	42,320	49,230	42,296
Average shares outstanding, diluted	50,842	42,446	49,230	42,416
Net cash provided by operating activities	$110,055	$206,638	$144,302	$329,091
Net cash used in investing activities	$(65,122)	$(398,163)	$(286,922)	$(568,664)
Net cash provided by financing activities	$(38,768)	$210,000	$146,174	$250,000

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 30, 2009 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2009 financial and operating results.  Please call (866) 770-7120 (U.S./Canada) or (617) 213-8065 (International) and enter the pass code 36660813 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on July 30, 2009.

A telephonic replay will be available beginning approximately two hours after the call on Thursday, July 30, 2009 and continuing through Thursday, August 6, 2009.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 56978642.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:  declines in oil or natural gas prices; impacts of the global recession and financial crisis; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain CO2; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of Whiting Oil and Gas Corporation’s borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2008 and Prospectus Supplement dated June 17, 2009.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Second Quarter Form 10-Q for the three and six months ended June 30, 2009, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2009	December 31, 2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,178	$9,624
Accounts receivable trade, net	106,880	123,386
Derivative assets	8,714	46,780
Prepaid expenses and other	10,978	37,284
Total current assets	139,750	217,074

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	4,632,721	4,423,197
Unproved properties	99,773	106,436
Other property and equipment	125,534	91,099
Total property and equipment	4,858,028	4,620,732
Less accumulated depreciation, depletion and amortization	(1,081,323)	(886,065)
Total property and equipment, net	3,776,705	3,734,667

DEBT ISSUANCE COSTS	29,708	10,779

DERIVATIVE ASSETS	13,520	38,104

OTHER LONG-TERM ASSETS	26,273	28,457

TOTAL	$3,985,956	$4,029,081

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	June 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$25,359	$64,610
Accrued capital expenditures	22,462	84,960
Accrued liabilities	63,879	45,359
Accrued interest	11,101	9,673
Oil and gas sales payable	30,579	35,106
Accrued employee compensation and benefits	9,566	41,911
Production taxes payable	17,755	20,038
Deferred gain on sale	13,543	14,650
Derivative liabilities	34,362	17,354
Deferred income taxes	13,115	15,395
Tax sharing liability	2,112	2,112
Total current liabilities	243,833	351,168

NON-CURRENT LIABILITIES:
Long-term debt	839,565	1,239,751
Deferred income taxes	325,002	390,902
Deferred gain on sale	66,028	73,216
Production Participation Plan liability	69,846	66,166
Asset retirement obligations	60,898	47,892
Derivative liabilities	97,894	28,131
Tax sharing liability	22,393	21,575
Other long-term liabilities	3,217	1,489
Total non-current liabilities	1,484,843	1,869,122

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 6.25% convertible perpetual preferred stock, 3,450,000 and 0 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively, aggregate liquidation preference of $345,000,000	3	-
Common stock, $0.001 par value, 75,000,000 shares authorized; 51,365,790 issued and 50,843,532 outstanding as of June 30, 2009 and 42,582,100 issued and 42,323,336 outstanding as of December 31, 2008	51	43
Additional paid-in capital	1,542,022	971,310
Accumulated other comprehensive income	31,959	17,271
Retained earnings	683,245	820,167
Total stockholders’ equity	2,257,280	1,808,791

TOTAL	$3,985,956	$4,029,081

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES AND OTHER INCOME:
Oil and gas sales	$214,303	$390,536	$360,478	$677,267
Gain (loss) on oil hedging activities	6,848	(48,111)	20,298	(71,023)
Amortization of deferred gain on sale	4,274	2,957	8,373	2,957
Gain on sale of properties	4,608	-	4,608	-
Interest income and other	125	393	240	624
Total revenues and other income	230,158	345,775	393,997	609,825
COSTS AND EXPENSES:
Lease operating	57,582	57,470	118,536	113,176
Production taxes	14,914	26,057	24,433	43,743
Depreciation, depletion and amortization	100,315	54,811	200,349	105,322
Exploration and impairment	9,792	8,643	27,106	19,627
General and administrative	10,282	23,007	19,262	34,622
Interest expense	18,693	15,671	33,373	31,217
Change in Production Participation Plan liability	3,284	11,690	3,680	17,847
Loss on mark-to-market derivatives	160,532	20,562	182,297	17,625
Total costs and expenses	375,394	217,911	609,036	383,179
INCOME (LOSS) BEFORE INCOME TAXES	(145,236)	127,864	(215,039)	226,646
INCOME TAX EXPENSE (BENEFIT):
Current	-	(837)	(539)	872
Deferred	(52,073)	48,252	(77,578)	83,011
Total income tax expense (benefit)	(52,073)	47,415	(78,117)	83,883
NET INCOME (LOSS)	(93,163)	80,449	(136,922)	142,763
Preferred stock dividends	-	-	-	-
NET INCOME (LOSS) AVAILABLE (APPLICABLE) TO COMMON SHAREHOLDERS	$(93,163)	$80,449	$(136,922)	$142,763
NET INCOME (LOSS) PER COMMON SHARE, BASIC	$(1.83)	$1.90	$(2.78)	$3.38
NET INCOME (LOSS) PER COMMON SHARE, DILUTED	$(1.83)	$1.90	$(2.78)	$3.37
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	50,842	42,320	49,230	42,296
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	50,842	42,446	49,230	42,416

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	June 30,
	2009	2008
Net cash provided by operating activities	$110,055	$206,638
Exploration	6,178	5,815
Changes in working capital	(6,487)	3,887
Discretionary cash flow (1)	$109,746	$216,340

	Six Months Ended
	June 30,
	2009	2008
Net cash provided by operating activities	$144,302	$329,091
Exploration	18,811	14,227
Changes in working capital	18,529	34,454
Discretionary cash flow (1)	$181,642	$377,772

(1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges and loss on mark-to-market derivatives and other non-current items less the gain on sale of properties and amortization of deferred gain on sale.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.